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[NAVIDEC LOGO]                                             CONTACT: JOHN MCKOWEN
                                                                 PRESIDENT & CEO
                                                                    303.222.1210



  NAVIDEC, INC. TO ACQUIRE 80% INTEREST IN NORTHSIGHT MORTGAGE GROUP OF PHOENIX

    Navidec Financial Services Launches Plan for Mortgage Broker Aggregation

GREENWOOD VILLAGE, COLO., SEPTEMBER 15, 2003 Navidec, Inc. (OTCBB: NVDC), announced today it has entered into a securities exchange agreement with Northsight Mortgage Group of Phoenix Arizona, which is expected to close on September 30, 2003. Under the terms of the agreement, Navidec will exchange a maximum of 213,333 shares of its common stock for an 80% interest in Northsight. Half of those shares will be held in escrow until Northsight meets ebitda targets for 2003.

Northsight is the first acquisition for Navidec in a plan to aggregate purchase oriented mortgage brokers in strong housing markets across the United States.

"Navidec, in part, is in the business of acquiring profitable, well managed mortgage brokers. We can combine mortgage broker acquisitions with LenderLive's unique, low cost, private labeled mortgage loan origination solution to increase profitability," stated John McKowen, President and CEO of Navidec. "We can also aggregate the needs of mortgage brokers and provide rates that allow them to meet the competition head on in terms of pricing and provide them with a more diverse product mix."

"Northsight should add an additional $1.3 million in gross revenue and $.10 a share in positive cash flow in 2004," John McKowen added.


About Navidec Inc.

Navidec Inc. (OTCBB:NVDC) Navidec evaluates, purchases and grows business opportunities that offer cash flow, strong management and opportunity for growth. Navidec's corporate Web site is www.navidec.com. For more information contact Navidec Inc. at 303.222.1000

All statements in this press release, other than historical facts, are forward-looking statements. These statements are based on certain assumptions and analyses made by Navidec in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of risks and uncertainties, including general and economic business conditions, our ability to conclude financings, competition from other online services, market acceptance of its online solutions and other risk factors indicated from time-to-time in Navidec's filings with the Securities and Exchange Commission. Those filings are available online at www.freeedgar.com.